As filed with the Securities and Exchange Commission on July 9, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

The Securities Act of 1933

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

(Exact name of registrant as specified in its charter)

Delaware	84-3755666
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Two Pennsylvania Plaza

New York, New York 10121

(Address of principal executive offices, including zip code)

Madison Square Garden Entertainment Corp. 2020 Employee Stock Plan

Madison Square Garden Entertainment Corp. 2020 Stock Plan for Non-Employee Directors

MSG Networks Inc. 2010 Employee Stock Plan, as amended

(Full title of each plan)

Scott S. Packman

Executive Vice President and General Counsel

Two Pennsylvania Plaza

New York, New York 10121

(Name and address of agent for service)

(212) 465-6000

(Telephone number, including area code, of agent for service)

With a copy to:

Robert W. Downes, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act:  ☒

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Madison Square Garden Entertainment Corp. 2020 Employee Stock Plan
In respect of assumed stock options: Class A Common Stock, par value $0.01 per share	630,239	$109.77(2)	$69,181,335.03(2)	$7,547.68
In respect of assumed restricted stock units: Class A Common Stock, par value $0.01 per share	408,475	$84.17(3)	$34,379,298.38(3)	$3,750.78
Madison Square Garden Entertainment Corp. 2020 Stock Plan for Non-Employee Directors
In respect of assumed restricted stock units: Class A Common Stock, par value $0.01 per share	78,474	$84.17(3)	$6,604,764.21(3)	$720.58
MSG Networks Inc. 2010 Employee Stock Plan, as amended
In respect of available share reserve: Class A Common Stock, par value $0.01 per share	336,254	$84.17(3)	$28,300,817.91(3)	$3,087.62
Total	1,453,442		$138,466,215.53	$15,106.66

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended this Registration Statement shall also cover any additional shares of Class A Common Stock which become issuable under the Plans pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of Class A Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the volume weighted average exercise price of the options being assumed.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of Registrant’s Class A Common Stock, as reported by NYSE on July 2, 2021.

EXPLANATORY NOTE

Effective July 9, 2021, Madison Square Garden Entertainment Corp. (the “Registrant”) completed the previously announced merger transaction contemplated by the Agreement and Plan of Merger, dated as of March 25, 2021 (the “Merger Agreement”), by and among the Registrant, Broadway Sub Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Registrant (“Merger Sub”) and MSG Networks Inc., a Delaware corporation (“MSG Networks”). Pursuant to the Merger Agreement, Merger Sub merged with and into MSG Networks, with MSG Networks being the surviving corporation as a wholly-owned subsidiary of the Registrant (the “Merger”).

Upon the completion of the Merger, each outstanding and unexercised stock option to purchase MSG Networks’ Class A common stock, par value $0.01 per share (“MSGN Class A Common Stock”, and such option a “MSGN stock option”), whether vested or unvested, that was outstanding and unexercised immediately prior to the effective time of the Merger (the “Effective Time”) was assumed by the Registrant and converted into a stock option to purchase the Registrant’s Class A common stock, par value $0.01 per share (“MSGE Class A Common Stock”, and such option a “MSGE stock option”), to purchase (i) such number of shares of MSGE Class A Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the total number of shares of MSGN Class A Common Stock subject to such MSGN stock option immediately prior to the Effective Time by (B) the exchange ratio of 0.172, (ii) at a per-share exercise price (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of MSGN Class A Common Stock at which such MSGN stock option was exercisable immediately prior to the Effective Time by (B) the exchange ratio of 0.172; provided that for each such MSGN stock option subject to performance vesting conditions that was outstanding on the date of the Merger Agreement and that remained outstanding at the Effective Time, (x) the number of shares of MSGN Class A Common Stock used in clause (i)(A) of this sentence was equal to the number of shares of MSGN Class A Common Stock that would be subject to such MSGN stock option assuming the performance conditions applicable thereto were achieved at 100% of target and (y) each such MSGN stock option converted to an MSGE stock option with time-based vesting conditions for the remainder of the applicable performance period.

Additionally, upon the completion of the Merger, each restricted stock unit award corresponding to shares of MSGN Class A Common Stock, which award is subject to restrictions on vesting or settlement based on performance and/or continuing service (a “MSGN RSU”), whether vested or unvested, that was outstanding immediately prior to the Effective Time was assumed by the Registrant and converted into a restricted stock unit award corresponding to shares of MSGE Class A Common Stock, which award is subject to restrictions on vesting or settlement based on performance and/or continuing service (a “MSGE RSU”). The number of MSGE RSUs received in exchange for each MSGN RSU was determined by multiplying (i) the total number of shares of MSGN Class A Common Stock subject to such MSGN RSU immediately prior to the Effective Time by (ii) 0.172; provided that for each MSGN RSU subject to performance vesting conditions that was outstanding on the date of the Merger Agreement and that remained outstanding at the Effective Time, (x) the number of shares of MSGN Class A Common Stock used in clause (i) of this sentence was equal to the number of shares of MSGN Class A Common Stock that would be subject to such MSGN RSU award assuming the performance conditions applicable thereto were achieved at 100% of target and (y) each such MSGN RSU converted to an MSGE RSU with time-based vesting conditions for the remainder of the applicable performance period.

In connection with the Merger, the Registrant assumed the share reserve under the MSG Networks Inc. 2010 Employee Stock Plan, as amended (the “Assumed Plan”). This Registration Statement is being filed by the Registrant in connection with the registration of MSGE Class A Common Stock issuable to eligible employees of the Registrant or its subsidiaries pursuant to awards that in the future may be granted under the Assumed Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant are incorporated herein by reference:

(a) The Registrant’s Registration Statement on Form 10-12B (File No. 001-39245) filed on April 1, 2020, as amended, including the description of the Registrant’s Common Stock contained therein, and any amendment or report filed for the purpose of updating such description;

(b) The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed with the Securities and Exchange Commission (the “Commission”) on August 31, 2020 (the “2020 Form 10-K”), and portions of the Registrant’s definitive proxy statement on Schedule 14A for its 2020 annual meeting of stockholders, filed with the Commission on October 27, 2020, that were specifically incorporated into the 2020 Form 10-K;

(c) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2020, filed with the Commission on November 16, 2020, for the fiscal quarter ended December 31, 2020, filed with the Commission on February 12, 2021, and for the fiscal quarter ended March 31, 2021, filed with the Commission on May 7, 2021; and

(d) The Registrant’s Current Reports on Form 8-K, filed with the Commission on August 7, 2020, September  11, 2020, November  24, 2020, December  10, 2020, December  17, 2020, March  26, 2021, April  28, 2021, July  2, 2021 and July 9, 2021.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein to be a part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any current or former director, officer or employee or other individual against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or other individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, or by any successor thereto, the Registrant will indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification provided under the certificate of incorporation is not exclusive of any other rights to which a person seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The amended and restated certificate of incorporation also provides that no amendment, modification or repeal of the indemnification provision shall adversely affect any right or protection of a person that exists at the time of such amendment, modification or repeal.

The Registrant is party to indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the Registrant will, to the fullest extent permitted by Delaware law, and subject to the terms and conditions of each indemnification agreement, indemnify each director and executive officer against certain types of liabilities and pay or reimburse certain expenses if the director or executive officer is involved in any manner (including as a party or witness) in certain types of proceedings by reason of the fact of such person’s service as a director, officer, partner, trustee, fiduciary, manager or employee of the Registrant or of any other corporation, limited liability company, public limited company, partnership, joint venture, trust, employee benefit plan, fund or other enterprise (a) that is affiliated with the Registrant or (b) at the written request of the Board of Directors of the Registrant, a committee thereof, the Executive Chairman or the Chief Executive Officer of the Registrant.

A Distribution Agreement between the Registrant and Madison Square Garden Sports Corp. (formerly The Madison Square Garden Company, “MSGS”), provides for indemnification by the Registrant of MSGS and its directors, officers and employees and by MSGS of the Registrant and its directors, officers and employees for some liabilities, including liabilities under the Securities Act and the Securities Exchange Act. The amount of these indemnity obligations is unlimited.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation of Madison Square Garden Entertainment Corp. (formerly MSG Entertainment Spinco, Inc.) (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 23, 2020)

4.2	Amended By-Laws of Madison Square Garden Entertainment Corp. (formerly MSG Entertainment Spinco, Inc.) (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on April 23, 2020)

4.3	Madison Square Garden Entertainment Corp. 2020 Employee Stock Plan (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K filed on August 31, 2020)

4.4	Madison Square Garden Entertainment Corp. 2020 Stock Plan for Non-Employee Directors (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K filed on August 31, 2020)

4.5	MSG Networks Inc. 2010 Employee Stock Plan, as amended

5.1	Opinion of Scott S. Packman

23.1	Consent of KPMG LLP

23.2	Consent of Scott S. Packman (contained in the Opinion filed as Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page)

ITEM 9.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 9th day of July, 2021.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

By:	/s/ Mark H. FitzPatrick
Name:	Mark H. FitzPatrick
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes Andrew Lustgarten, Scott S. Packman and Mark H. FitzPatrick to file one or more amendments, including Post-Effective Amendments, to this Registration Statement, which Amendments may make such changes as any of them deems appropriate, and each person whose signature appears below, individually and in each capacity stated below, hereby appoints Andrew Lustgarten, Scott S. Packman and Mark H. FitzPatrick as Attorney-in-Fact to execute his or her name and on his or her behalf to file any such Amendments to this Registration Statement.

Signature	Title	Date

/s/ James L. Dolan James L. Dolan	Executive Chairman and Chief Executive Officer (Principal Executive Officer) and Director	July 9, 2021

/s/ Mark H. FitzPatrick Mark H. FitzPatrick	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 9, 2021

/s/ Joseph F. Yospe Joseph F. Yospe	Senior Vice President, Controller and Principal Accounting Officer	July 9, 2021

/s/ Martin Bandier Martin Bandier	Director	July 9, 2021

/s/ Matthew C. Blank Matthew C. Blank	Director	July 9, 2021

/s/ Charles F. Dolan Charles F. Dolan	Director	July 9, 2021

/s/ Charles P. Dolan Charles P. Dolan	Director	July 9, 2021

/s/ Kristin A. Dolan Kristin A. Dolan	Director	July 9, 2021

/s/ Marianne Dolan Weber Marianne Dolan Weber	Director	July 9, 2021

/s/ Paul J. Dolan Paul J. Dolan	Director	July 9, 2021

/s/ Quentin F. Dolan Quentin F. Dolan	Director	July 9, 2021

/s/ Ryan T. Dolan Ryan T. Dolan	Director	July 9, 2021

/s/ Thomas C. Dolan Thomas C. Dolan	Director	July 9, 2021

/s/ Joseph J. Lhota Joseph J. Lhota	Director	July 9, 2021

/s/ Frederic V. Salerno Frederic V. Salerno	Director	July 9, 2021

/s/ Brian G. Sweeney Brian G. Sweeney	Director	July 9, 2021

/s/ John L. Sykes John L. Sykes	Director	July 9, 2021

/s/ Vincent Tese Vincent Tese	Director	July 9, 2021

/s/ Isiah L. Thomas Isiah L. Thomas	Director	July 9, 2021

/s/ Joel M. Litvin Joel M. Litvin	Director	July 9, 2021